Exhibit 10.7

CHANGE ORDER FORM
Soils Preparation Provisional Sum Partial True-Up RECON 3

PROJECT NAME: Sabine Pass LNG Stage 3 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: May 4, 2015	CHANGE ORDER NUMBER: CO-00021 DATE OF CHANGE ORDER: August 24, 2017

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

1.
The previous value of the Soils Preparation Provisional Sum incorporated into the Agreement in Change Order C0-00020, dated March 29, 2017, was U.S. $85,973,753. This Change Order will increase the Soils Preparation Provisional Sum by $980,760 resulting in a new value of Eighty-Six Million, Nine Hundred Fifty-Four Thousand, Five Hundred Thirteen U.S. Dollars (U.S. $86,954,513).

2.
The Aggregate Provisional Sum specified in Article 7. l A of the Agreement prior to this Change Order was $321,620,341. This Change Order will increase the Aggregate Provisional Sum amount by $980,760 and the new value shall be $322,601,101.

3.	The overall cost breakdown associated with the increase in the Soils Preparation Provisional Sum is provided in Exhibit A of this Change Order.

4.	Schedule C-1 (Milestone Payment Schedule) of Attachment A of the Agreement will be amended by including the milestone(s) listed in Exhibit B of this Change Order.

Adjustment to Contract Price

The original Contract Price was	$2,987,000,000
Net change by previously authorized Change Orders (#0001-00020)	$96,658,200
The Contract Price prior to this Change Order was	$3,083,658,200
The Contract Price will be increased by this Change Order in the amount of	$980,760
The new Contract Price including this Change Order will be	$3,084,638,960

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): N/A

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary). N/A

Adjustment to Payment Schedule: Yes. See Exhibit B.

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement:

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials:
/s/ BT Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ Bhupesh Thakkar
Owner	Contractor
Ed Lehotsky	Bhupesh Thakkar
Name	Name
SVP LNG E&C	Senior Project Manager
Title	Title
September 13, 2017	August 24, 2017
Date of Signing	Date of Signing